UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 18, 2012
(Date of earliest event reported)

CLEANTECH BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-145939	33-0754902
(State of or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

7386 Pershing Ave, University City, Missouri 63130
(Address of principal executive offices)

(314) 862-8670
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2012, CleanTech Biofuels, Inc. (the “Company”) issued a press release announcing that, on June 18, 2012, the Board of Directors (“Board”) of the Company appointed James E. Russell to its Board as a Class III director to serve in such capacity until the 2013 Annual Shareholder Meeting. The committee(s) of the Board to which Mr. Russell will be appointed has not yet been determined. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Russell, a graduate of the University of Idaho with a degree in electrical engineering, has over 25 years of experience as Senior Vice President for Corporate Development at Science Applications International Corporation (“SAIC”). Initially, he led divisions in quantitative analysis and computer systems integration for governmental and commercial organizations in areas such as advanced defense technology, health care, statistical surveys, information management systems and others. He provided leadership to help grow the company to $6 billion in annual revenue in markets such as defense, health care systems, transportation, law enforcement, energy and environment. In 2004 he transitioned to a consulting employee and has continued to help SAIC grow to $11 billion in annual revenue by 2012.

From 2004 to the present as an independent consultant, senior advisor and private investor, Mr. Russell has assisted over 100 innovative technology companies in their development and growth. This includes consulting work with the Foundation for Enterprise Development assisting companies funded under the Defense Advanced Research Projects Agency (DARPA) Small Business Innovative Research program. During his career, Mr. Russell has served as a Director on Corporate Boards, senior corporate advisor, information technology consultant for universities, private investor and a member of several professional and military technology committees. His private foundation provides charitable support to the University of Idaho and non-profit organizations fostering science and technology initiatives in the United States.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated June 20, 2012 of CleanTech Biofuels, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEANTECH BIOFUELS, INC.

Date: June 21, 2012	By:	/s/ Edward P. Hennessey
Name: Edward P. Hennessey
Title: Chief Executive Officer and President